Exhibit 99.1

FIRST COMMUNITY BANCORP

MEMORANDUM

TO:	All Directors and Executive Officers of First Community Bancorp

FROM:	Jared M. Wolff, Executive Vice President, General Counsel & Secretary

DATE:	August 5, 2004

SUBJECT:	IMPORTANT NOTICE CONCERNING YOUR ABILITY TO TRADE IN FIRST COMMUNITY BANCORP COMMON STOCK

On May 19, 2004, First Community Bancorp (the “Company”) provided notice to you that as a result of the project to consolidate the multiple 401(k) plans at the Company into a single 401(k) plan for all employees (the “Plan”), all participants in any Company 401(k) plan would be subject to a blackout period beginning on June 15, 2004 at the close of regular trading on the Nasdaq market, and ending on August 8, 2004 (the “Blackout Period”) that would temporarily prevent participants in the plans from engaging in transactions in Company common stock in their individual accounts.

You may recall that the Blackout Period was necessary to complete the transition of the recordkeeping and administrative services associated with the Plan to Fidelity Investments, which became the new trustee and recordkeeper for the Plan on July 1, 2004 and to merge the existing plans into the single, new Plan.

The purpose of this updated notice is to inform you that since the transition to Fidelity will be completed earlier than anticipated, the Blackout Period will end as of 5:00 p.m. Pacific Time on August 5, 2004 instead of on August 8, 2004.

This updated notice is being provided to you pursuant to the requirements of Rule 104 of Regulation BTR (Blackout Trading Restriction) promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002.

Although the prohibitions arising under Regulation BTR that restrict your ability to acquire or transfer any shares of Company common stock or exercise any stock options (cashless or otherwise) will terminate when the Blackout Period ends on August 5, 2004, please be advised that the Company’s Insider Trading Policy remains in effect and you are still required to seek pre-clearance before engaging in any transactions in Company common stock, even if the trading window is “open”.

Please do not hesitate to contact Jared Wolff at (310) 458-1531 x286 or Mike Thompson at (310) 458-1531 x224 with any questions.